Exhibit 99.01

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Name of each exchange on which registered

Common Stock, par value $.01 per share	New York Stock Exchange and Pacific Exchange

Depositary Shares, each representing 1/5th of a share of 6.365% Cumulative Preferred Stock, Series F	New York Stock Exchange

Depositary Shares, each representing 1/5th of a share of 6.213% Cumulative Preferred Stock, Series G	New York Stock Exchange

Depositary Shares, each representing 1/5th of a share of 6.231% Cumulative Preferred Stock, Series H	New York Stock Exchange

Depositary Shares, each representing 1/5th of a share of 5.864% Cumulative Preferred Stock, Series M	New York Stock Exchange

Citigroup Litigation Tracking Warrants	NASDAQ National Market

7 3/4% Trust Securities of Subsidiary Trust (and registrant’s guaranty with respect thereto)	New York Stock Exchange

7 5/8% Trust Securities of Subsidiary Trust (and registrant’s guaranty with respect thereto)	New York Stock Exchange

6 7/8% Trust Securities (TRUPS(R)) of Subsidiary Trust (and registrant’s guaranty with respect thereto)	New York Stock Exchange

7.125% Trust Securities (TRUPS(R)) of Subsidiary Trust (and registrant’s guaranty with respect thereto)	New York Stock Exchange

6.950% Trust Securities (TRUPS(R)) of	New York Stock Exchange
Subsidiary Trust (and registrant’s guaranty
with respect thereto)

6.00% Trust Securities (TRUPS(R)) of Subsidiary Trust (and registrant’s guaranty with respect thereto)	New York Stock Exchange

6.10% Trust Securities (TRUPS(R)) of Subsidiary Trust (and registrant’s guaranty with respect thereto)	New York Stock Exchange